Exhibit 99.a

04-24
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
570-829-8662

                    SOUTHERN UNION COMPANY TO CHANGE YEAR END
                    -----------------------------------------

     WILKES-BARRE, Pa. - (BUSINESS WIRE) - December 20, 2004 - Southern Union Company ("Southern Union" or the "Company") (NYSE: SUG) announced today that effective December 31, 2004 the Company will change from a June 30 fiscal year end to a December 31 calendar year end. The change in the Company's reporting period will create a six-month stub period from July 1 through December 31, 2004. A transition report on Form 10-K, including audited financial statements for the six-month stub period, will be filed with the Securities and Exchange Commission on or before March 16, 2005.
     The Company's Board of Directors (the "Board") also recently approved an amendment to Southern Union's Bylaws to provide that future annual meetings of stockholders will be held on the last Tuesday in April, or on such other date as determined by the Board.
     Southern Union President Thomas F. Karam stated, "Our decision to change to a calendar year end reflects Southern Union's new business profile - weighted heavily towards the natural gas transportation sector. We feel that this move will also provide the investment community more comparative information with which to better evaluate Southern Union against its peers."
     Southern Union previously announced calendar year 2004 and 2005 earnings guidance of $1.00 to $1.10 per share and $1.45 to $1.55 per share, respectively.

About Southern Union Company
----------------------------
     Southern Union Company, headquartered in Wilkes-Barre, Pa., is engaged primarily in the transportation and distribution of natural gas.
     Through its Panhandle Energy subsidiary, the Company owns and operates Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America's largest liquefied natural gas import terminals. Through CCE Holdings, LLC, a joint venture partnership with GE Commercial Finance Energy Financial Services, Southern Union also owns and operates the CrossCountry Energy pipelines, which include Transwestern Pipeline Company and 50% of Florida Gas Transmission. Collectively, Southern Union's pipeline assets operate more than 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes region.
     Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
     For further information, visit www.southernunionco.com.

Forward-Looking Information
---------------------------
     This release and other Southern Union reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union cautions that actual results and developments may differ materially from such projections or expectations.
     Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: cost of gas; gas sales volumes; gas throughput volumes and available sources of natural gas; discounting of transportation rates due to competition; customer growth;
abnormal weather conditions in Southern Union's service areas; impact of relations with labor unions of bargaining-unit employees; the receipt of timely and adequate rate relief and the impact of future rate cases or regulatory rulings; the outcome of pending and future litigation; the speed and degree to which competition is introduced to Southern Union's natural gas distribution businesses; new legislation and government regulations and proceedings involving or impacting Southern Union; unanticipated environmental liabilities; ability to comply with or to challenge successfully existing or new environmental regulations; changes in business strategy and the success of new business ventures, including the risks that the business acquired and any other business or investment that Southern Union has acquired or may acquire may not be successfully integrated with the business of Southern Union; exposure to customer concentration with a significant portion of revenues realized from a relatively small number of customers and any credit risks associated with the financial position of those customers; factors affecting operations - such as maintenance or repairs, environmental incidents or gas pipeline system constraints; Southern Union's or any of its subsidiaries debt security ratings; the economic climate and growth in the energy industry and service territories and competitive conditions of energy markets in general; inflationary trends; changes in gas or other energy market commodity prices and interest rates; current market conditions causing more customer contracts to be of shorter duration, which may increase revenue volatility; the possibility of war or terrorist attacks; the nature and impact of any extraordinary transactions, such as any acquisition or divestiture of a business unit or any asset.
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